                                      Registration Statement File No. 333-61383
                                               Filed pursuant to Rule 424(b)(3)


                             Sticker to Prospectus
                             dated October 29, 1998
                                  relating to
                        4,078,021 shares of Common Stock

                                 --------------

                                  H.T.E., Inc.

                   The Date of this Sticker is March 11, 1999


This sticker serves to update the Prospectus of H.T.E., Inc. (the "Company") dated October 29, 1998 for purposes of adding two irrevocable trusts as additional selling shareholders. The trusts are donees of an aggregate of 25,000 shares of common stock from O.F. Ramos, a selling shareholder who is also an officer and director of the Company. In respect thereof, the information in the Selling Shareholders table on page 14 of the Prospectus is updated to add the trusts as selling shareholders and to show the change in shares owned and offered by Mr. Ramos as a result of the transfer to the trusts, as follows:

                                           NUMBER OF SHARES              SHARES             SHARES OWNED ASSUMING
                                         OWNED AS OF THE DATE       COVERED BY THIS      SALE OF ALL SHARES COVERED
                                             OF PROSPECTUS             PROSPECTUS            BY THIS PROSPECTUS
                                         --------------------       --------------       ------------    ----------
NAME OF SELLING SHAREHOLDERS                    NUMBER                   NUMBER             NUMBER         PERCENT
----------------------------             --------------------       --------------       ------------    ----------
O.F. Ramos                                       521,422                521,422               -0-            -0-
The Melisa Ramos Educational Trust(1)             20,000                 20,000               -0-            -0-
The Ramos Family Educational Trust(1)              5,000                  5,000               -0-            -0-


------------------

(1) SunTrust Bank, South Florida, N.A., the trustee of the trusts, has sole voting and dispositive power over the shares in the trusts.





THIS STICKER IS PART OF THE PROSPECTUS AND MUST ACCOMPANY THE REOFFER PROSPECTUS TO SATISFY PROSPECTUS DELIVERY REQUIREMENTS UNDER THE SECURITIES ACT OF 1933, AS AMENDED.